Exhibit 99.1

EzFill Announces Third Quarter and Nine Months 2021 Financial Results

—Revenue Increases 66% in the Third Quarter and 113% Year to Date

—Strong Balance Sheet – Cash Position of $20 million

—Completed Successful IPO – Proceeds to Accelerate Growth

MIAMI, FL, Nov. 08, 2021 (GLOBE NEWSWIRE) — EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the on-demand mobile fueling industry, announced today its financial results for the three- and nine-month periods ended September 30, 2021 (3Q21 and 9M21), respectively.

3Q21 and 9M21 Highlights (in US$, except gallons delivered)

	Q3 2021	Q3 2020	YTD Q3 2021	YTD Q3 2020
Financial Highlights
Revenue	1,863,599	1,121,133	5,236,016	2,460,174
Net loss	(2,373,604)	(724,184)	(5,729,693)	(3,071,841)
Adjusted EBITDA*	(1,217,013)	(316,225)	(3,160,504)	(1,205,169)

Operating Highlights
Total Gallons Delivered	580,462	481,587	1,731,289	1,032,923

* See end of this press release for reconciliation to US GAAP

Management Commentary

“We are pleased to report strong top line growth in our first quarterly report as a public company. The successful completion of our Initial Public Offering in the quarter was a significant milestone for the Company. The additional capital will enable us to accelerate our expansion into other cities and states outside of our home market of South Florida,” commented Mike McConnell, Chief Executive Officer. “We remain confident that the combination of the convenience of on-demand fueling, coupled with the strength of our scalable operating platform, strong balance sheet and first-to-market advantage, bodes well for EzFill.”

Mr. McConnell continued, “Over the next six months, as previously announced, we expect to take delivery of 33 trucks, tripling our fleet and enabling us to expand into other markets. We have also added experienced salespeople to help grow the fleet business. At the same time, we are stepping up our marketing initiatives to increase our brand awareness among consumers. Looking forward, our growth will be driven by a combination of further penetrating our existing market and entering new markets, which we expect will be organic and potentially by select acquisitions.”

Third Quarter Discussion

During the third quarter of 2021, the Company reported revenue of $1.9 million, up from $1.1 million in the same period of the prior year, representing an increase of 66%, due both to higher average fuel prices per gallon and increased gallons delivered. For the nine-month period, revenue increased 113% to $5.2 million for the same reasons. Total gallons delivered in the periods increased 21% and 68%, respectively.

Cost of sales was $1.8 million for the three months ended September 30, 2021 compared to $1.1 million in the same period of the prior year. The increase compared to the prior year reflects the increase in sales.

Operating expenses were $1.8 million during the three months ended September 30, 2021, as compared to $0.6 million in the same period of the prior year mainly due to expenses associated with the IPO, increases in payroll, technology spending, and truck insurance.

Other income in the current quarter resulted from the forgiveness of a loan under the Paycheck Protection Program. Interest expense increased due to warrants and shares issued in connection with new debt, as well as the early repayment of debt and the resulting write-off of unamortized debt discounts.

The net loss in the quarter was $2.4 million, compared to $0.7 million in the same period of the prior year.

Adjusted EBITDA loss in the current quarter was $1.2 million as compared to Adjusted EBITDA loss of $0.3 million in 3Q20. The increase in 3Q21 reflects significant spending on infrastructure in the current year to grow the business.

Balance Sheet

On September 30, 2021 the Company had a cash position of $20.7 million, up from $0.8 million at year end 2020 and reflects the net proceeds from the Initial Public Offering, less repayments of debt and deposits on 33 trucks. Total debt remaining at September 30, 2021 was less than $0.2 million.

Key Event in the Quarter

On September 17, 2021 the Company announced the closing of its initial public offering of 7,187,500 shares of common stock at a public offering price of $4.00 per share, including 937,500 shares sold upon full exercise of the underwriter’s option to purchase additional shares. The gross proceeds from the offering, including the over-allotment option shares, were $28,750,000, before deducting underwriting discounts, commissions and offering expenses. The Company plans to use the net proceeds from the offering to gain additional market share in Florida, where it is currently the largest mobile on-demand fuel provider, and for national expansion, technology development, debt restructuring, and other general corporate and working capital expenses.

The shares of common stock trade on the Nasdaq Capital Market under the ticker symbol “EZFL.”

Subsequent Event

On October 11, 2021 the Company announced that it had purchased 33 additional fuel trucks, more than tripling the size of its delivery fleet to support the expansion of its service offering in cities throughout Florida including Fort Lauderdale, Tampa and Orlando, as well as other select U.S. markets.

EzFill expects to take delivery of the new mobile fueling trucks over the next six months. Each truck will have the capacity to carry 1,200 gallons of fuel, which collectively will add approximately 400,000 gallons of delivery capacity per week when all 33 trucks are fully utilized.

In addition to increasing the size of its fleet, EzFill plans to hire a significant number of new full-time drivers, along with other experienced personnel, as the Company continues to execute its growth plans.

Earnings Conference Call Information

Date:	Monday, November 8, 2021
Time:	5:00 p.m. ET
Call:	1-844-826-3033 (US)
1-412-317-5185 (International)
Conference ID:	10161718 or EzFill call
Webcast:	A live webcast will be available and can be accessed from the Investors’ section of the Company’s website at https://getyourezfill.com or by clicking here.

All interested parties are invited to participate. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

For those unable to join the live webcast, a replay will be available until 11:59 p.m. ET on Monday, November 15, 2021 at 1-844-512-2921 (US) or 1-412-317-6671, replay pin number 10161718. Additionally, to access the archived webcast, please visit the Investors section of the Company’s website at https://getyourezfill.com.

About EzFill

EzFill is a leader in the fast-growing mobile fueling industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, please visit https://getyourezfill.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact
KCSA Strategic Communications
Kathleen Heaney / Joshua Greenwald
EzFill@kcsa.com

********

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(2,373,604)	$(724,184)	$(5,729,693)	$(3,071,841)
Interest expense	533,773	11,712	767,984	70,931
Depreciation and amortization	237,788	127,298	589,662	324,234
Stock compensation	385,030	268,949	1,211,543	1,471,508
Adjusted EBITDA	$(1,217,013)	$(316,225)	$(3,160,504)	$(1,205,169)

EzFill Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES
Revenues	$1,863,599	$1,121,133	$5,236,016	$2,460,174
TOTAL REVENUES	1,863,599	1,121,133	5,236,016	2,460,174

COSTS & EXPENSES
Cost of Sales	1,825,739	1,064,362	5,057,628	2,417,456
Operating expenses	1,794,575	641,945	4,705,108	2,719,394
Depreciation and amortization	237,788	127,298	589,662	324,234
TOTAL COSTS AND EXPENSES	3,858,102	1,833,605	10,352,398	5,461,084

OPERATING LOSS	(1,944,504)	(712,472)	(5,116,382)	(3,000,910)

OTHER INCOME AND EXPENSES
Other income	154,673		154,673
Interest expense	(533,773)	(11,712)	(767,984)	(70,931)

LOSS BEFORE INCOME TAXES	(2,373,603)	(724,184)	(5,729,693)	(3,071,841)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(2,373,603)	$(724,184)	$(5,729,693)	$(3,071,841)

NET LOSS PER SHARE
Basic and diluted	$(0.13)	$(0.08)	$(0.33)	$(0.33)
Basic and diluted weighted average number of common shares outstanding	18,555,343	9,640,704	17,586,747	9,262,691

EzFill Holdings, Inc.
Condensed Consolidated Balance Sheets

	September 30, 2021	December 31, 2020
Assets
Current Assets:
Cash	$20,650,989	$882,870
Accounts receivable, net of allowance for doubtful accounts of $4,980 and $0, respectively	132,481	193,640
Prepaid expenses and deferred offering costs	142,484	160,078
Inventory	35,261	41,055
Total Current Assets	20,961,215	1,277,643

Fixed assets, net of accumulated depreciation of $238,528 and $143,818, respectively	1,147,140	428,567
Goodwill	109,983	109,983
Intangible assets, net of accumulated amortization of $967,897 and $472,944, respectively	3,445,606	990,559
Total Assets	$25,663,944	$2,806,752

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued liabilities	$655,336	$488,405
Accounts payable and accrued liabilities, related parties	700,000	2,250,000
Notes payable, net of discount of $0 and $75,000, respectively	92,431	958,422
Notes payable - related party	-	40,645
Total Current Liabilities	1,447,767	3,737,472

Notes payable - net of current portion	73,488	321,024
Notes payable - net of current portion - related party	-	230,000
Total Liabilities	1,521,255	4,288,496

Commitments and Contingencies (Note 10)		-

Stockholders’ Equity (Deficit)
Preferred stock, $.0001 par value; 50,000,000 shares authorized; -0- shares issued and outstanding	-	-
Common stock, $.0001 par value; 500,000,000 shares authorized; 25,926,923 and 17,199,912 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	2,592	1,720
Additional paid in capital	37,825,792	6,472,536
Accumulated deficit	(13,685,695)	(7,956,000)
Total Stockholders’ Equity (Deficit)	24,142,689	(1,481,744)
Total Liabilities and Stockholders’ Equity (Deficit)	$25,663,944	$2,806,752